DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") effective as of
October 1, 1998 (the "Effective Date") is entered into by and between ArthroCare Corporation, a Delaware corporation having an address at 595 North Pastoria Avenue, Sunnyvale, California 94086 ("ArthroCare"), and Arthrex, Inc., a Delaware company with offices at 2885 S. Horseshoe Drive, Naples, Florida 34104 ("Arthrex").


BACKGROUND
A. ArthroCare is engaged in the business of manufacturing, distributing, and selling Products (as defined below) and desires to engage a marketing and distribution partner in the Territory (as defined below);

B. Arthrex desires to solicit orders for Products from customers in the Territory, and desires to be ArthroCare's marketing and distribution partner in the Territory for the Products (as defined below); and

C. Arthrex desires to purchase, and ArthroCare desires to sell to Arthrex, such Products for the purpose of resale to customers in the Territory.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:




ARTICLE 1
APPOINTMENT

1.1 Appointment Use. ArthroCare will grant to Arthrex the exclusive right to market, sell and distribute the Products (as defined in Annex B) in the Territory solely for use in Arthroscopy. The Territory shall include the European Community, South Africa, the countries of the former Warsaw Pact, the countries of South and Central America with the exception of Mexico and the countries of the Caribbean as specifically set forth in Annex A. [*****] In addition, the annual minimum target revenues for countries outside of Europe and South Africa will be mutually agreed upon at this time. The Territory may be expanded in the future upon mutual agreement of ArthroCare and Arthrex.

1.2  No Rights Beyond Products.3        No Rights Beyond Products.
Nothing in this Agreement shall be deemed to grant to Arthrex rights in products or technology other than the Products; nor shall any provision of this Agreement be deemed to restrict ArthroCare's right to exploit Products, or patents or any other intellectual property rights, outside the Field, outside the Territory or in products other than the Products.


ARTICLE 2
DISTRIBUTION OF PRODUCTS
In addition to all other duties set forth in this Agreement, Arthrex shall have the following obligations:

2.1     Target Revenue.  During each Period of this Agreement
(defined below)
Arthrex shall order, for delivery within the respective Period, a sufficient quantity of Products to cause the aggregate payments received by ArthroCare for such orders to equal or exceed an amount denominated in United States Dollars ("USD") (each such amount, a "Target
Revenue"). [****]The parties acknowledge that Arthrex orders will count towards the applicable Target Revenue if Arthrex orders Products for delivery that Period regardless of whether ArthroCare actually ships the orders during that Period. The Target Revenues applicable during the term of this Agreement are set forth below:

                        Period                                  Target Revenue

[****]

[*****]

[*****]

2.2 Forecasts. Arthrex shall furnish ArthroCare a 6-month forecast with estimated purchase dates and quantities of Products, and shall deliver an updated forecast on a rolling monthly basis. The first two months of each forecast will be binding on Arthrex. Such forecasts shall include monthly delivery schedules. Based on the then current forecast, ArthroCare will maintain its production capability and adequate materials and labor to meet the forecasted monthly delivery schedule for Products. [****]

Notwithstanding the above, all Arthrex forecasts prior to December 31,
1998 will be non-binding on Arthrex.

ArthroCare shall release Products on a monthly basis in accordance with the delivery schedule set forth on the then current forecast; provided, however, that: (a) Arthrex may make changes to the delivery schedule and the quantities requested on the then current forecast at any time up to 30 days prior to a scheduled delivery; (b) in the event that Arthrex desires to increase the volume of any Products on an Order with less than 90 days notice to ArthroCare, ArthroCare shall use its best efforts to supply such increased volume of Products; and (c) ArthroCare shall not be required to accept any Order for a Product to the extent that it is based on a forecast that shows an increase in the volume of Product ordered that exceeds 50% of the average volume of such Product ordered during the preceding 90-day period.

                ArthroCare's right to not accept a particular order must be made within ten (10) days after Arthrex supplies ArthroCare with the two
(2) month binding forecast for the period within which the non-accepted order is to be purchased. Any non-acceptance of an order by ArthroCare must be based on ArthroCare's reasonable business judgment and any such non-acceptance will cause a reduction in the Target Revenue for the applicable Period by an amount equal to the transfer price of the order which was not accepted.



ARTICLE 3
PRICES
3.1     Prices.   ArthroCare will supply Products to Arthrex in
the manner and as initially set forth in Annex B.

3.2  [****]



ARTICLE 4
TERM & TERMINATION
4.1     Term.  This Agreement shall become effective on October 1,
1998 (the "Effective Date") and shall continue in force through [*****], unless terminated sooner as provided herein. [****]

        4.2 Notice. Pursuant to Article 4.1 above, this Agreement will expire on [*****] unless this Agreement is automatically renewed by the provisions outlined in Section 4.1 . The parties hereby agree that if one party has not provided the other party with written notice of their intention to extend the term of this Agreement (with or without modifications) by [*****], then this absence of notice shall be construed as sufficient, lawful, valid and proper notice that this Agreement shall expire [*****] without any further notification.

[4.3    *****].

(a)     [*****]
(b) [*****]
(c)
(d) [*****]


4.4 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for 60 days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such period. If ArthroCare terminates this Agreement for cause, [*****] . If Arthrex terminates this agreement for cause, [*****]



4.5     Effects of Termination or Expiration.
(a) Upon termination or expiration of this Agreement, all rights granted or obligations undertaken hereunder shall terminate forthwith, unless provided otherwise herein, and all amounts owed by either party to the other pursuant to the terms of this Agreement shall become immediately due and payable.

        (b) Upon termination or expiration of this Agreement, Arthrex shall fill customer orders accepted by it prior to termination or expiration but shall otherwise cease to sell the Products, except at ArthroCare's request.

        (c) Unless otherwise specified, the acceptance of any order from or the sale of any Products to Arthrex after notice to terminate this Agreement has been set or the expiration of termination of this Agreement shall be subject to all the pertinent terms of this Agreement, but shall not be construed to be a renewal or extension of this Agreement or a waiver of the right to terminate the same; provided, however, that ArthroCare may at its discretion refuse to process and/or ship such order except on its payment terms (including without limitation cash in advance, direct billing by ArthroCare and payment to ArthroCare from the end customer, and/or payment of other amounts.)

        (d) ArthroCare will have the right and shall be required, by giving Arthrex written notice within thirty (30) days following the termination of this Agreement, to repurchase from Arthrex the Products as per the formula set forth in Article 4.3 above.

        (e) [*****] three (3) months after the expiration or termination of this Agreement, whichever is earlier, Arthrex shall cease using ArthroCare trademarks. Arthrex shall deliver to ArthroCare all advertising and promotional materials, stationery, signs, labels, packaging, samples kits, parts, tools or other items relating to the Products that ArthroCare may have furnished to Arthrex free of charge (except for shipping and import costs).

        (f) Upon termination of this Agreement for cause due to a material breach by Arthrex or expiration of this Agreement, Arthrex shall cooperate with ArthroCare to ensure an orderly transition and the continuity of sales of the Products. Arthrex shall not be required to provide ArthroCare with any customer lists or customer information upon any termination or expiration of the Agreement. Arthrex shall assign to ArthroCare or any ArthroCare designee all right, title and interest in any Authorizations issued to it or shall use its best efforts to have such Authorizations reissued to ArthroCare or any ArthroCare designee.

(h) Upon termination of this Agreement for cause due to a material breach by Arthrex or expiration of this Agreement, Arthrex shall transfer any ownership not then residing in ArthroCare of any and all Product authorizations, registrations, permits, and approvals of any kind with respect to Products and applications therefor, including without limitation marketing approval applications, and any other governmental approvals, registrations and the like to ArthroCare, at ArthroCare's cost and expense and shall execute such documents and perform such acts as may be necessary, useful, or convenient to perfect such transfer. It is understood that ArthroCare may use and disclose the foregoing for any purpose.

(i) No Renewal, Extension or Waiver. Acceptance of any order from, or sale of, any Product to Arthrex after the date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination by ArthroCare.

        (j)     Survival of Certain Terms.  The provisions of sections 4.5,
6.4 and
Articles E, G, J and K, shall survive the expiration or termination of this Agreement for any reason.




ARTICLE 5
GOVERNING LAW; ARBITRATION
        5.1 Governing Law. The validity, interpretation, construction and enforcement of this Agreement shall be governed solely by the laws of the state of California, U.S.A, without giving effect to any conflict of laws provision thereof.

        5.2 Arbitration. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The English language shall be used in any and all arbitral proceedings. The place of arbitration shall be Stockholm, Sweden.




ARTICLE 6
MISCELLANEOUS
        6.1 General Terms and Conditions. The General Terms and Conditions of this Agreement are attached hereto and are expressly incorporated as an integral part of this Agreement.

        6.2 Defined Terms. Capitalized terms not defined herein shall be as defined in the General Terms and Conditions of this Agreement.

        [6.3    *****]

        6.4     Mutual Solicitation.   Both parties agree not to solicit
employees, agents, distributors, etc. of the other party during the term of this agreement, and for one year after the termination thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date written below.



ARTHROCARE, INC.                        ARTHREX, INC.



By:     ________________________        By:     ________________________
Name: Michael A. Baker                  Name: Reinhold Schmieding
Title:  President and CEO                       Title:  President and
Founder



Date: ________________________          Date:   ________________________

GENERAL TERMS AND CONDITIONS


ARTICLE A
DUTIES OF ARTHREX
        A.1 Staffing. Arthrex shall maintain at its expense a sufficient number of trained sales and marketing personnel to carry out its obligations under this Agreement.

        A.2 Training. Arthrex shall train its sales and marketing personnel in all aspects of the Products. In addition, ArthroCare shall provide at least one (1) training session annually in Miami, Florida or Munich, Germany at a time to be mutually determined by the parties for such personnel.

        A.3     Advertising and Promotion.
(a) Arthrex shall at its own expense advertise the Products in the
Territory.

                (b) Prior to publishing, mailing or distributing any advertising or promotional materials relating to the Products other than those provided to Arthrex by ArthroCare, Arthrex shall submit such materials to ArthroCare for its review and comment at least thirty (30) days prior to the date of proposed publication, mailing or distribution, and shall not publish, mail or distribute, or allow publication, mailing or distribution of, such materials without prior written approval from ArthroCare. ArthroCare shall at its cost provide any and all resources necessary to procure translations of any and all technical or other literature required in order to distribute the Products in the Territory.

                (c) Arthrex shall assist ArthroCare in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features. Arthrex shall advise ArthroCare on market conditions as reasonably requested by ArthroCare

        (d) Arthrex shall not publish, mail or otherwise disseminate outside the Territory any advertising or promotional materials relating to the Products.

        A.4 Reporting Requirements. Pursuant to the FDA's medical device reporting (MDR) Regulations, ArthroCare may be required to report to the FDA information that reasonably suggests that a Product may have caused or contributed to death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. The parties hereto agree to supply to the other any such information twenty-four (24) hours after becoming aware of it so that each can comply with governmental reporting requirements. In the event that ArthroCare is required by any regulatory agency to recall the Products or if ArthroCare voluntarily initiates such recall, Arthrex shall cooperate with and assist ArthroCare in locating and retrieving if necessary, the recalled Products from Arthrex's customers. . Arthrex shall maintain all records of Products sales to customer by lot number, and/or serial number in the event of a Product recall or other quality related issue. Arthrex shall only be required to make such sales records available to ArthroCare in the event of a Product recall or other quality related issue. During the time that the Products are commercially marketed, distributed, or sold by Arthrex, Arthrex also shall, within five (5) business days, forward all Product complaints which it receives to ArthroCare.

        A.5     No Modification of Products.   Arthrex shall not remove,
modify, or obscure ArthroCare Trademarks (as defined in Article J.1) affixed to Products without the written consent of ArthroCare, unless required by law.

        A.6     Compliance With Requirements of Law.
(a) In performing its obligations hereunder, Arthrex shall comply with any Requirements of Law applicable to it or to the purchase of Products by any given customer.

                (b) Arthrex shall not perform its obligations hereunder in a manner that would cause ArthroCare to not be in compliance with any Requirements of Law of the Territory or of the United States of America (including but not limited to the U.S. Export Administration regulations and related laws and the Foreign Corrupt Practices Act).

        A.7 Restrictions on Sale. [*****] Notwithstanding any other provision in this Agreement, ArthroCare has the right to permissively terminate [*****] at any time during the Term of this Agreement with thirty (30) days notice to Arthrex. If ArthroCare exercises this right of permissive termination, ArthroCare shall be under no obligation to repurchase any Products from Arthrex for these countries, and ArthroCare shall not have to pay any type of fee, including the Transition Fee detailed in Section 4.3(b).

                In addition, if ArthroCare, after the Effective Date of this Agreement, [*****]

        A.8 Restrictions on Resale. Arthrex shall not sell Products to any purchaser if Arthrex has reason to believe such purchaser may resell them to a third party without complying with all applicable Requirements of Law.

        A.9 Import-Export Approval. Arthrex shall be responsible, at its expense, for obtaining all approval and permits necessary for the importation of the Products into the Territory. Arthrex shall be ArthroCare's registered agent in the European Union ("E.U.") uniquely and solely for the purpose of CE Mark requirements for the Products in the Territory. In addition, Arthrex is responsible for all electrical approvals for the Products in the Territory, including those imposed by the E.U. Electromagnetic Compatibility Directive, the Medical Devices Directive and other similar E.U. legislation, whether applicable via transposition into the national laws of the E.U. Member States, or directly applicable (such as certain E.U. Regulations).

        A.10 Product Packaging and Labeling. Arthrex may package and/or repackage Products to meet applicable European and country regulations required for distribution of Products. In addition, Arthrex is responsible for sterilization under ISO 9001, CE Mark Standards and CGMP of the wands shipped to Arthrex in bulk, using boxes and labels supplied to Arthrex by ArthroCare. Arthrex will translate ArthroCare's standard labels as necessary, and in accordance with all applicable laws and regulations.

        A.11 Additional Reports. Arthrex shall provide ArthroCare, within fifteen (15) days after the end of each calendar quarter, a general report of Product sales in the Territory during the previous calendar quarter.


ARTICLE B
DUTIES OF ARTHROCARE
        B.1 Supply of Products. ArthroCare shall use its best efforts to supply Products ordered by Arthrex and shall process promptly all orders for Products received from Arthrex. If at any time there is a shortfall in the supply of any given Product, ArthroCare reserves the right to allocate its supply of such Product among its distributors and customers as it deems appropriate in its sole discretion. If ArthroCare is unable to supply any Products ordered by Arthrex, then (i) the Target Revenue for such Period of this Agreement shall be correspondingly reduced and (ii) ArthroCare shall return to Arthrex any payments relating to such Products ordered. ArthroCare shall otherwise not be liable to Arthrex for such inability, unless expressly stated otherwise herein. If the failure of ArthroCare to supply Products ordered by Arthrex has a material and adverse effect on the sale of ArthroCare's Products by Arthrex, then Arthrex shall have the right to provide notice to ArthroCare that Arthrex is terminating this Agreement for cause pursuant to Article 4.4 if such default has continued for 60 days after written notice thereof was provided to ArthroCare by Arthrex. Any termination shall become effective at the end of such 60-day period unless ArthroCare has cured any such breach or default prior to the expiration of such period. In such event, ArthroCare shall be obligated to pay Arthrex the Transition Fee outlined in Article 4.3. Arthrex's Revenues for purposes of the Transition Fee in this instance will be calculated from the one year period immediately prior to the date that ArthroCare fails to supply Arthrex with the Products, provided that Arthrex provides notice of such failure and notice of the intent to terminate the Agreement within sixty (60) days of the date in which ArthroCare fails to supply such Products.

        B.2 Advertising and Promotional Materials. ArthroCare shall furnish to Arthrex a reasonable quantity of ArthroCare's advertising and promotional materials for use by Arthrex.

        B.3 Training. ArthroCare will provide training for Arthrex's personnel in connection with the marketing, sale, installation, maintenance and support of Products. Training shall be conducted in either Miami, Florida or Munich, Germany.

B.4 Scientific and Technical Information. ArthroCare shall diligently provide to Arthrex, in a timely manner, scientific and technical information required to obtain and maintain registrations, licenses and permits required for sale and distribution of the Products in Arthrex, or to respond to inquiries from customers, or governmental or regulatory authorities.

B.5 Support. ArthroCare, at ArthroCare's expense and as deemed reasonable by ArthroCare, shall provide consultation to Arthrex concerning technical aspects and use of the Products. In addition, if ArthroCare introduces a modified version of a Product which is then added to this Agreement, ArthroCare will provide to Arthrex any information and additional marketing and sales support materials necessary to permit Arthrex to promote Products in Arthrex or obtain registration for such Products.

        B.6 Patent Rights. Subject to its reasonable business judgment, ArthroCare shall, at its expense, prosecute and maintain the Patent
Rights specifically designated in Annex E [*****.] Notwithstanding the foregoing, if the failure to prosecute and maintain such Patent Rights [*****] has a material and adverse effect on sales of ArthroCare's
Products by Arthrex, then Arthrex shall have the right to provide notice to ArthroCare that Arthrex is terminating this Agreement for cause pursuant to Article 4.4 if such default has continued for 60 days after written notice thereof was provided to ArthroCare by Arthrex. Any termination shall become effective at the end of such 60-day period unless ArthroCare has cured any such breach or default prior to the expiration of such period and such failure shall be deemed a "permissive termination" of this Agreement by ArthroCare as defined in
Article 4 herein. Arthrex's Revenues for purposes of the Transition Fee in this instance will be calculated from the one year period immediately prior to the date that ArthroCare fails to maintains such Patent Rights.

 .


ARTICLE C
PRODUCT CHANGES
        C.1 Product Changes. ArthroCare may at its discretion modify any Product or change the source of supply of any Product.

        C.2 Addition or Deletion of Products. ArthroCare may at its discretion add products to or delete Products from Annex B hereto. Nothing in this Agreement shall require that ArthroCare make available to Arthrex newly released or acquired products or shall prevent ArthroCare from discontinuing the manufacture, sale or promotion of any Product. Notwithstanding the forgoing, however, if the effect of any such deletion(s), in the aggregate, has the effect, direct or indirect, of significantly decreasing or interfering with the sale of Products by Arthrex, then Arthrex shall have the right to provide notice to ArthroCare that Arthrex is terminating this Agreement for cause pursuant to Article 4.4 if such default has continued for 60 days after written notice thereof was provided to ArthroCare by Arthrex. Any termination shall become effective at the end of such 60-day period unless ArthroCare has cured any such breach or default prior to the
expiration of such period.   In such event, ArthroCare shall be required
to pay Arthrex the Transition Fee described in Article 4.3 above. Arthrex's Revenues for purposes of the Transition Fee in this instance will be calculated from the one year period immediately prior to the date that ArthroCare fails to supply Arthrex with the Products, provided that Arthrex provides notice of such failure and notice of the intent to terminate the Agreement within sixty (60) days of the date in which ArthroCare fails to supply such Products.



ARTICLE D
DELIVERY AND PAYMENT
        D.1     Invoice and Payment Terms.
(a) ArthroCare shall invoice Arthrex for any given purchase order as of the date ArthroCare ships such purchase order, and Arthrex shall pay for the Products in such currency, at such place and on such terms as ArthroCare shall from time to time direct in writing. In the absence of such written instructions, payment shall be made in United States Dollars to ArthroCare's address as set forth above and shall be received by ArthroCare within sixty (60) days from the invoice date.

                (b) Arthrex's credit limit on unpaid invoices for Products shall be [*****]. If Arthrex wishes to exceed such limit, any excess shall be guaranteed by means of a bank guarantee from a Western European or North American bank that is acceptable to ArthroCare.

                (c) In the event that full payment for any Products purchased by Arthrex is not received by ArthroCare within [*****] of the invoice date, the amount outstanding shall accrue interest at a rate of one and [*****] per month, or the legal maximum, whichever is greater, as determined at the end of each calendar month.

        (d) In the event that Arthrex fails to pay any amounts due ArthroCare within the time herein provided [*****] ArthroCare may, in addition to other remedies available to it, cease acceptance and/or delivery of orders for Products from Arthrex until such time as Arthrex's payments are current and may thereafter condition acceptance and delivery of future orders on such other or additional payment terms as it shall, in its discretion, determine.

        D.2 Shipment. All Products delivered pursuant to this Agreement shall be suitably packed for surface or air shipment, in Arthrex's discretion, in ArthroCare's standard shipping cartons and delivered to Arthrex or its carrier agent F.O.B. the shipping location designated by ArthroCare, at which time the risk of loss shall pass to Arthrex. ArthroCare shall ship Products using the carrier specified in Arthrex's purchase order provided that if Arthrex does not provide instructions with respect to the carrier to be used, ArthroCare shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expenses, shall be paid by Arthrex. Arthrex shall also bear all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier F.O.B. the shipping location.

        D.3 Shortage or Discrepancy. Arthrex shall notify ArthroCare of the existence of any shortage or discrepancy in any shipment within [*****] of receipt of the related shipment. If ArthroCare is solely responsible for such shortage or discrepancy, ArthroCare shall correct it by delivering at its own cost additional or replacement Products, as the case may be.

        D.4 Accounts Receivable. Arthrex shall obviously, as per the nature of this Agreement, be responsible for collections from its customers and shall pay ArthroCare for Products delivered to customers by ArthroCare regardless of whether Arthrex has been paid for such Products by the customers.

        D.5     Taxes.
(a) Arthrex shall be responsible for all taxes, tariffs, fees, duties, assessments and other charges, however designated, imposed by any Governmental Authority in the Territory in connection with the execution of this Agreement or Arthrex's performance of its obligations hereunder.

                (b) Except as expressly stated otherwise, prices set forth herein do not include any existing or future taxes, tariffs, fees, duties, assessments or other charges (other than income taxes assessed on ArthroCare) that may be applicable to the Products sold to Arthrex pursuant to this Agreement. If such additional sums are required to be withheld, collected or paid, then Arthrex shall add them to the purchase price payable by Arthrex.

        D.6 Product Returns. All product returns must comply with the policy set forth in Annex E hereto

D.7 Terms & Conditions. All Product purchases hereunder shall be subject to the terms and conditions of this Agreement. Nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any terms or conditions to said purchases, unless otherwise agreed in writing by the parties.

ARTICLE E
COMPETING PRODUCTS

E.1     Competing Products.
(a) Annex C hereto lists all Competing Products for sale by Arthrex in the Territory as of the date hereof.

                (b) Arthrex shall not, and shall ensure that its employees, agents and representatives do not, without the prior written approval of ArthroCare (i) directly or indirectly sell in the Territory any electrosurgical product that ArthroCare determines to be comparable in its use, purpose or construction to any of the Products that are being sold to Arthrex by ArthroCare under this Agreement, or (ii) enter into any agreement to do any of the foregoing or any agreement otherwise in conflict with Arthrex's obligations hereunder. In the event that ArthroCare approves Arthrex's sale in the Territory of any product that is comparable in its use, purpose or construction to any of the Products, such product shall be specified on Annex C hereto. If Arthrex violates any of the prohibitions set forth in this Article E.1, in addition to other remedies available to ArthroCare, ArthroCare will have the right to provide Arthrex with notice of such violations and, if Arthrex does not cure such violations within thirty (30) days, ArthroCare will have the right to immediately convert the Agreement into a non-exclusive distribution agreement without any penalties to ArthroCare whatsoever.

(c) The obligations of Arthrex under this Article E.1 shall remain in force during the entire term of this Agreement and any extensions thereof, [*****]



ARTICLE F
REPRESENTATIONS AND WARRANTIES

Each of the parties hereto represents and warrants to the other party as follows:

        F.1 Existence; Compliance with Law. The representing party is duly organized and validly existing under the laws of its jurisdiction of organization, has the authority to conduct the business in which it is currently engaged, and is in compliance with all Requirements of Law.

        F.2 Legal Capacity. The representing party has the legal capacity to execute this Agreement and perform its obligations hereunder. The representing party is not required to obtain any Authorizations in connection with its execution and delivery of this Agreement and the performance of its obligations hereunder.

        F.3 No Breach. Execution and delivery of this Agreement by the representing party and performance by the representing party of its obligations hereunder shall not (i) violate any Requirements of Law applicable to the representing party or (ii) violate or constitute a default under the provisions of any agreement, instrument or undertaking by which the representing party is bound. In particular, the receipt by it of any amount paid or benefit provided pursuant to this Agreement, including but not limited to any fee, credit, discount or similar consideration, shall be in all respects in full compliance with all applicable Requirements of Law.

        F.4 No Government Officials. Neither the representing party nor, if applicable, any of its shareholders, directors, officers, employees, agents or representatives is a Government Official. If at any time during the term of this Agreement, the representing party or any shareholder, director, officer, employee, agent or representative of the representing party becomes, or proposes to become, a Government Official, the representing party shall immediately notify the other party and the other party shall have the unilateral right, without provision of any compensation whatsoever, to modify or terminate this Agreement as necessary to ensure that any Requirements of Law of the Territory and of the United States of America shall not be violated.


ARTICLE G
WARRANTY ON THE PRODUCTS
G.1 Standard Limited Warranty. ArthroCare warrants to Arthrex that, subject to the exclusions set forth in Section G.2 below, at the time of shipment, the Products (i) shall be substantially free from defects in material and workmanship for the applicable warranty period as set forth in Annex F hereto; and (ii) shall have been manufactured in accordance with Good Manufacturing Practices ("GMP"). Arthrex's exclusive remedy and ArthroCare's sole liability for breach of the foregoing warranty shall be the remedy set forth in Section G.3. All defective Products shall be returned to ArthroCare in accordance with Section G.3. Arthrex shall not pass on to its Customers a warranty or limitation of liability which is more protective of such Customers than the warranty (including the limited remedy and exclusions) set forth in this Article G.

G.2 Warranty Limitations. The warranties in Section G.1 are contingent upon proper use of Products in the applications for which they were intended, and ArthroCare makes no warranty (express, implied or statutory) for Products or spare parts that have been modified or altered in any manner by anyone other than ArthroCare such that the modification or alteration has a significant impact on the defect or to defects directly caused (i) through no fault of ArthroCare during shipment to or from Arthrex; (ii) by the use or operation in an application or environment other than that intended or recommended by ArthroCare; (iii) by service by anyone other than employees of, or persons approved in writing by, ArthroCare; or (iv) by accident, negligence, misuse, or unusual physical or electrical stress. ArthroCare shall not be liable for misbranding with respect to any product labeling or package insert text provided or used by Arthrex, or any translation thereof.

G.3 Return of Defective Product. In the event that any Product purchased by Arthrex from ArthroCare fails to conform to the warranty set forth in Section G.1, ArthroCare's sole and exclusive liability and Arthrex's exclusive remedy shall be (in addition to ArthroCare's liability under Article I of this Agreement), at ArthroCare's sole election, to repair or replace the Product or credit Arthrex's account for the net amount actually paid for any such Product, provided that Arthrex promptly notifies ArthroCare in writing that such Product failed to conform and furnishes a detailed explanation of any alleged nonconformity and requests a return material authorization number. If such Product fails to so conform, ArthroCare will reimburse Arthrex for shipment charges for return of the nonconforming Product.

G.4  Exclusion of Other Warranties.  EXCEPT FOR THE LIMITED
WARRANTY PROVIDED IN SECTION G.1 ABOVE, ARTHROCARE GRANTS NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, IN ANY
COMMUNICATION WITH ARTHREX OR THE CUSTOMER, OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, OR THEIR
MERCHANTABILITY.



ARTICLE H
COMMERCIAL POLICY
        H.1     Commercial Policy.
(a) Each of the parties hereto warrants that it shall not, in connection with this Agreement or the performance of its obligations hereunder, directly or indirectly pay, offer to pay, promise to pay or authorize payment of, or give, offer to give, promise to give or authorize the giving of, any money or thing of value to any Government Official, customer or person in the knowledge that all or a portion of such money or thing of value shall be offered, given or promised, directly or indirectly, to a Government Official or customer for the purpose of corruptly influencing any act or decision of such Government Official or customer, including a decision to fail to perform his or her lawful duty, or inducing such Government Official or customer to use influence on any Governmental Authority or customer to corruptly affect or influence any act or decision of such Governmental Authority in order to assist ArthroCare or Arthrex in connection with the use or sale of the Products in the Territory.

                (b) Arthrex acknowledges that no employee of ArthroCare or any of its Affiliates has any authority to give any direction, written or oral, in connection with the making of any payment or commitment by Arthrex to any third party in contravention of the foregoing.

                (c) Arthrex acknowledges that ArthroCare is committed to adhering to its Corporate Policies which require, inter alia, ArthroCare to conduct its business in a manner consistent with the highest standards of moral and ethical behavior and in strict compliance with the letter and spirit of all Requirements of Law. In signing this Agreement, Arthrex agrees to comply with all the principles set forth herein. Arthrex further agrees not to do, or fail to do, anything that may cause ArthroCare and/or any of its employees, agents or representatives to violate any provision of the foregoing.

                (d) If Arthrex violates any of the provisions of this Article, this Agreement shall be deemed immediately terminated without need of notice. Upon such termination, Arthrex shall waive any claim for payment due it under this Agreement and shall immediately refund any and all payments made to it by ArthroCare under this Agreement.

                (e) Arthrex acknowledges that its failure to observe strictly these terms and conditions may subject ArthroCare's and its Affiliates' employees, agents and representatives to substantial fines, penalties, damages, expenses, the imposition of additional taxes or the loss of tax deductions, the loss of business opportunities, including those which are sought in connection with this Agreement, and other consequential losses, damages and expenses.


ARTICLE I
INDEMNIFICATION
I.1 Indemnification of Arthrex. ArthroCare shall indemnify, defend, and hold harmless Arthrex, and its directors, officers, employees, and agents, and the successors and assigns of any of the foregoing (the "Arthrex Indemnitees") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded with respect to claims, suits, or proceedings (any of the foregoing, a "Claim") brought by third parties against an Arthrex Indemnitee, alleging bodily injury, death or property damage caused by (a) a breach by ArthroCare of the warranties and representations herein, or (b) the negligence or willful misconduct of ArthroCare, its employees or agents, except to the extent such Claim is covered under Article I.2 below or is caused by the error, mistake, negligence or willful misconduct of an Arthrex Indemnitee.

I.2 Indemnification of ArthroCare. Arthrex shall indemnify, defend, and hold harmless ArthroCare, and its directors, officers, employees and agents, and the successors, and assigns of any of the foregoing (the "ArthroCare Indemnitees") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded with respect to a Claim brought by third parties against a ArthroCare Indemnitee, arising out of or relating to (a) Products sold, or otherwise distributed by Arthrex, except to the extent such claim is covered under Article I.1 above; (b) breach of any of the terms of this Agreement, or (c) the error, mistake, negligence or willful misconduct of Arthrex or its employees.

I.3 Indemnification Procedures. A party (the "Indemnitee") that intends to claim indemnification under this Article I shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee or any of its directors, officers, employees, agents, licensors, successors, or assigns intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the indemnified party may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article I shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this
Article I, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee than under this Article I. The Indemnitee under this Article I, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide reasonable information in the investigation of any Claim covered by this indemnification. Notwithstanding anything to the contrary contained in this Article I, neither party shall be liable for any costs or expenses incurred without its prior written authorization.


ARTICLE J
TRADEMARKS & PATENTS
        J.1 Use of Trademarks. Subject to Article A.3 hereof, ArthroCare grants to Arthrex the right to use the trademarks, service marks, trade names, logos or other words or symbols identifying the Products, related services or ArthroCare's business (the
"Trademarks") on its advertising and promotional materials, stationery, signs, labels and packaging in order to convey that it is acting as distributor of the Products on behalf of ArthroCare. ArthroCare grants such right to Arthrex free of any charge. Each use of the Trademarks by Arthrex shall (i) clearly identify ArthroCare as the owner of the Trademarks, (ii) conform to ArthroCare's rules regarding reproduction or reference to the Trademarks and (iii) otherwise comply with any local notice or marking requirement. Any other use by Arthrex of ArthroCare trademarks shall require the prior approval of ArthroCare. Arthrex shall not in use any ArthroCare trademarks or any variations thereof, alone or in combination with other words, in connection with any product not supplied by ArthroCare.

        J.2 Rights to the Trademarks. The Trademarks are and shall remain the exclusive property of ArthroCare, whether or not such ownership is specifically recognized or protected under the laws of the Territory. Arthrex shall acquire no rights to the Trademarks other than those set forth in Article J.1 hereof, and Arthrex hereby assigns and transfer to ArthroCare all rights other than those granted pursuant to Article J.1 hereof that it may acquire in and to the Trademarks, whether by operation of law or otherwise. Arthrex shall not adopt or use any trademarks, service marks, trade names, product names or logos that might be confusingly similar to the Trademarks. Arthrex shall not do anything or omit to do anything which would or might prejudice the validity and registration of the Trademarks or which would or might impair or limit their use. Arthrex shall not contest the validity of the Trademarks and ArthroCare's proprietary rights therein.

        J.3 Claims Against Arthrex. Arthrex shall promptly notify ArthroCare of (i) any claim against Arthrex that any Product or part thereof or any advertising or promotional materials supplied to Arthrex by ArthroCare infringes any patent, trademark or copyright and (ii) any suit, action or proceeding brought against Arthrex on the basis of any such claim. ArthroCare shall, in its sole discretion, defend or settle any such suit, action or proceeding in any manner and on any terms it shall deem appropriate, and the costs thereof (including any final award of damages) shall be borne entirely by ArthroCare. If ArthroCare elects to defend any such suit, action or proceeding, Arthrex shall provide ArthroCare, at ArthroCare's expense, with all the needed information, assistance and authority necessary to enable ArthroCare to defend such claim. Arthrex shall not without ArthroCare's prior written approval itself defend or settle any such suit, action or proceeding.

        J.4 Infringement By Third Parties. Arthrex shall promptly inform ArthroCare if it becomes aware of any infringement of, or unfair competition with respect to, the Trademarks or any ArthroCare patent or copyright by any third party. ArthroCare shall, in its sole discretion, prosecute at its own expense any and any suits, proceedings or actions arising therefrom. Arthrex shall cooperate fully with ArthroCare in the prosecution of any such suit, proceeding or action, and shall not without ArthroCare's prior approval itself bring any such suit, proceeding or action.

        J.5     Reproduction.   The Products are sold to Arthrex subject
to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Arthrex agrees that it shall not reprocess or reuse any Products.

J.6 ArthroCare Defense. Arthrex agrees that ArthroCare has the right to defend, or at its option to settle, and ArthroCare agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Arthrex by any third party for infringement of any patent by the Products. ArthroCare shall have sole control of any such action or settlement negotiations, and ArthroCare agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Arthrex on such issue in any such claim, suit or proceeding defended by ArthroCare. Arthrex agrees that ArthroCare shall be relieved of the foregoing obligations unless Arthrex
(i) notifies ArthroCare promptly in writing of such claim, suit or proceeding; (ii) gives ArthroCare authority to proceed as contemplated herein; and (iii) at ArthroCare's expense, gives ArthroCare proper and complete information to the best of Arthrex's knowledge and assistance to settle or defend any such claim, suit or proceeding for infringement of any patent. Notwithstanding the foregoing, ArthroCare's obligation to defend Arthrex under this Article J.6 shall not apply to any claims, suits, or proceedings to the extent they allege infringement of third party components. Notwithstanding the provisions of this Article J, ArthroCare assumes no infringement liability for: (a) combination of Products with other products not approved by ArthroCare, which infringement would not arise from such Products standing alone; or (b) the modification of such Products not approved by ArthroCare, where such infringement would not have occurred but for such modifications.

J.7 Arthrex Remedy. Notwithstanding the foregoing, if it is adjudicatively determined that any Product infringes, or in ArthroCare's sole opinion, may be found to infringe a third party's patent, or if the sale or use of the Products is, as a result, enjoined, then ArthroCare may, at its option and expense, either: (i) procure for Arthrex the right under such patent to sell or use, as appropriate, the Products; or
(ii) replace the Products with other non-infringing functionally equivalent products; or (iii) modify the Products to make the Products functionally equivalent and non-infringing; or (iv) if the use of the Products is prevented by injunction, discontinue Product sales under the Agreement and remove any Products in Arthrex's inventory and refund the aggregate payments paid therefor by Arthrex.

J.8     DISCLAIMER.  THE FOREGOING PROVISIONS OF THIS ARTICLE J
STATE THE ENTIRE LIABILITY OF ARTHROCARE AND THE EXCLUSIVE REMEDY OF ARTHREX AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF. This Article J.8 is in lieu of and replaces any other express, implied or statutory warranty against infringement. In no event shall ArthroCare be liable for any indirect, special, incidental or consequential damages resulting from any such infringement


ARTICLE K
CONFIDENTIALITY
        K.1     Confidentiality.
(a) Any information acquired by Arthrex from ArthroCare or elsewhere in the course of performing its obligations hereunder concerning ArthroCare's existing or contemplated products, services, processes, techniques, know-how, unless otherwise identified as non-confidential by ArthroCare (hereafter "Confidential Information"), shall be the property of ArthroCare and shall be maintained in confidence and not used in any way by Arthrex other than as necessary to perform Arthrex's obligations hereunder and shall not be provided or disclosed to others without the prior written approval of ArthroCare.

                (b) The obligations of Arthrex under this Article K.1 shall remain in force during the entire term of this Agreement and any extensions hereof and for a period of two (2) years thereafter, except with respect to such Confidential Information as becomes public knowledge through no fault of Arthrex.

                (c) Upon termination of this Agreement, Arthrex shall return to ArthroCare all data, information and materials of any kind which constitute Confidential Information, along with all copies, adaptations and independent compilations thereof made by Arthrex or otherwise in its possession.

        K.2     Permitted Disclosures10.2       Permitted Disclosures.
Notwithstanding the provisions of Article K.1 above, each party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable governmental regulations, or submitting information to tax or other governmental authorities provided that if a party is required to make any such disclosure of another party hereto's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days after receipt of written notice from the disclosing party of its intent to disclose, to allow for the filing of such an application. In addition, ArthroCare may disclose the existence of this Agreement and the terms and conditions hereof to advisors, prospective investors, and others under circumstances that reasonably ensure the confidentiality thereof.



ARTICLE L
CHANGE OF CONTROL
L.1 Change of Control. For purposes of this Agreement "Change in Control" means:
(a) the sale, lease, exchange or other transfer, directly or indirectly of substantially all of the assets of either party (in one transaction or in a series of related transactions) to one or more persons or entities that are not Affiliates of the party;

(b) the approval by the shareholders of either party of any plan or proposal for its liquidation or dissolution;

(c) a merger or consolidation to which either party is a party if the shareholders of that party immediately prior to the effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors; or
(d) any other change in control of either party of a nature that would be required to be reported pursuant to Article 13 or 15(d) of the Securities Exchange Act of 1934, as amended, whether or not that party is then subject to such reporting requirements.

[******]



ARTICLE M
MISCELLANEOUS
        M.1 Assignment. This Agreement is personal in its nature and is therefore not assignable, in whole or in part, by Arthrex without the written permission of ArthroCare. This means that Arthrex does not have the right to appoint any third party to perform any portion of this Agreement without the express written consent of ArthroCare. ArthroCare may, upon written notice to Arthrex, assign the performance of part or all of its duties under this Agreement to one or more of its Affiliates, such as ArthroCare Europe A.B. Notwithstanding the above, ArthroCare may not assign this Agreement, in whole or in part, if the effect thereof is that Arthrex is unable to obtain an obligated Transition Fee because of the financial weakness of the involved assignee.

        M.2 Excuse of Performance. If either party hereto shall be rendered wholly or partly unable to carry out its obligations under this Agreement by reason of causes beyond its control, including but not limited to war, civil insurrection, fire, flood, explosion, accident, or shortage of material, equipment or transportation, then the performance of the obligations of such party shall be excused during the continuance of any inability so caused, provided that the party affected shall give prompt notice to the other party, shall use its best efforts to avoid or remove such causes and shall continue performance hereunder whenever such causes are removed or settled.

        M.3 Notice. Notices permitted or required to be given under this Agreement shall be deemed sufficient if delivered by registered or certified mail or by Federal Express, DHL Worldwide Express or a similar carrier, postage prepaid, and addressed to the respective parties at the address first noted on page one of this Agreement or at such other addresses as the respective parties may designate by like notice.

        M.4 Entire Agreement. This Agreement is the entire agreement between the parties and supersedes and shall be substituted for each and every agreement between Arthrex and ArthroCare regardless of the subject matter, whether written, oral or otherwise, [******].

        M.5 Relationship of Parties. The relationship between ArthroCare and Arthrex is and during the term hereof shall be that of vendor and vendee. Arthrex and its employees and agents shall not be the legal representatives, employees or agents of ArthroCare for any purpose and shall have no right or authority to assume or create, whether in writing, orally or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of ArthroCare with respect to advertising commitments or for any other reason. Arthrex shall make no representations inconsistent with the foregoing.

        M.6 Headings. The article and section headings contained in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        M.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        M.8 No Waiver. No failure to exercise, or delay in exercising, any right hereunder on the part of either party hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right hereunder.





ARTICLE N
DEFINITIONS
        N.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

                "Affiliate" shall mean any person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with any other person or entity.

                "Competing Products" shall mean any electrosurgical product that is comparable in its use, purpose or construction to any of the Products that are sold to Arthrex by ArthroCare under this Agreement.

                "Governmental Authority" shall mean any national, state or local government or any subdivision, authority, agency or instrumentality thereof.

                "Government Official" shall mean any officer, employee, agent or representative of any Governmental Authority of the Territory (including any medical care provider controlled or funded in whole or in part by any Governmental Authority of the Territory) or any political party, political party official or candidate for political office.
                "Products" shall mean those products listed on Annex B hereof, subject to the stipulations set forth in Article C of the General Terms and Conditions.

          "Requirements of Law" shall mean the organizational documents of any entity, any law, treaty, rule or regulation, order, decree, permit, license or other restriction or requirement of any Governmental Authority, and any determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such person or entity or any of its property or to which such person or entity or any of its property is subject.

                "Year of this Agreement" shall mean the twelve (12) -month period commencing the date this Agreement becomes effective and each subsequent twelve (12) -month period during the term hereof.

* * * * *

ANNEX A

TERRITORY


The term "Territory" means the geographic areas set forth in this Annex A, as follows:


1. The Member States of the European Union as of the Effective Date of this Agreement.

2.      South Africa

3.      Albania

4.      Bulgaria

5.      The Czech Republic

6.      Slovakia

7.      Hungary

8.      Poland

9.      Romania

10.     Switzerland

11.     Norway

12.     The Newly Independent States of the Former Soviet Union.

13.     The countries within South and Central America.

14.     Mexico

15.     The countries within the Caribbean

* * * * * *


ANNEX B

PRODUCTS

[******]

* * * * * *



ANNEX C

APPROVED COMPETING PRODUCTS




As of the Effective Date of this Agreement, Arthrex does not manufacture, market or otherwise handle any Competing Products (as defined above) in the Territory.



* * * * * *

ANNEX D

PRODUCT RETURN POLICY

1. Prior to returning any Products to ArthroCare, Arthrex shall indicate to ArthroCare its reason for wishing to effect such return. If ArthroCare accepts such reason, it shall issue a Product Return
Authorization Number.

2. Products returned by Arthrex shall be sent to the ArthroCare facility specified by ArthroCare. All transportation and insurance costs incurred shall be borne by Arthrex, and Arthrex shall bear all risk of loss or damage.

3. Any returned Products must be accompanied by a copy of the original packing slip or invoice, and the Product Return Authorization Number must be noted.

4. ArthroCare shall accept return of Products in the following circumstances, and shall provide the following credit with respect thereto:

a. Products that are in salable condition, and are returned within sixty (60) days of the invoice date. Full credit.

b. Products that when received by Arthrex did not conform to ArthroCare's quality standards or were damaged. Full credit plus transportation and insurance costs incurred by Arthrex in returning the Products.

c. Products sent to Arthrex due to ArthroCare error. Full credit plus transportation and insurance costs incurred by Arthrex in returning the Products.

5.      ArthroCare will not accept return of the following Products:
        a. Products ordered on a "custom order" basis.
        b. Products held by Arthrex for over sixty (60) days from the invoice date.
        c. Products that are in an unsalable condition and became so while under the control of Arthrex.
        d. Products not set forth on Annex C hereto, as amended.
        e. Products used or relabeled by Arthrex.

* * * * * *


ANNEX E

PATENT RIGHTS

Title                           Application #           Filing Date
        Reference

[******]



ANNEX F

WARRANTY PERIODS


Product                                 Period

Controller                                      [******]

Connective cable                                [******]

Disposable Products                             [******]